FERRO COMPLETES ACQUISITION

OF GLOBAL INORGANIC PIGMENTS MANUFACTURER NUBIOLA

CLEVELAND — July 7, 2015 — Ferro Corporation (NYSE: FOE, “Company”) announced today that it has completed the acquisition of Nubiola Pigmentos (“Nubiola”) on a cash-free and debt-free basis for €149 million (approximately $165 million), subject to customary working capital and other purchase price adjustments. The acquisition was previously announced on April 29, 2015.

The all-cash transaction was funded with excess cash and borrowings under the Company’s existing revolving credit facility. It is expected to be accretive to Ferro’s adjusted diluted earnings per share by $0.04 to $0.06 in 2015 and by more than $0.15 in 2016.

Nubiola is a worldwide producer of specialty inorganic pigments and the world’s largest producer of Ultramarine Blue, a pigment for the plastics and construction industries, highly valued for its durability, unique color attributes and whitening capability. Nubiola also produces specialty Iron Oxides, Chrome Oxide Greens and Corrosion Inhibitors. Nubiola, which is based in Barcelona, Spain, employs approximately 750 people around the world, including temporary employees, and has production facilities in Spain, Colombia, Romania, and India and a joint venture in China.

“We are excited about the Nubiola acquisition and the opportunities it provides to drive shareholder value, enhance our current position in inorganic pigments, and accelerate our strategy to become a leading global functional coatings and color solutions company,” said Peter Thomas, Ferro Chairman, President and CEO. “We look forward to working with the Nubiola team to continue the company’s long tradition of quality, innovation and customer service.”

Mr. Thomas added, “Nubiola is a good example of the kind of businesses we consider attractive acquisition candidates.  Relative to the businesses we recently divested, Nubiola has higher profit margins, stronger positions in its respective markets, and more synergies with our core glass-based coatings and color solutions operations. Nubiola is a great strategic fit, giving us a more diverse pigments portfolio and nearly doubling the size of our color solutions business platform. We continue to actively pursue a number of other transactions to build out our three business segments.  We are pleased with our progress and excited about future opportunities.”

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials, including glass-based coatings, pigments and colors, and polishing materials. Ferro products are sold into the building and construction, automotive, appliances, electronics, household furnishings, and industrial products markets. Headquartered in Mayfield Heights, Ohio, the Company reported 2014 sales of $1.1 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks, and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:

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Ferro’s ability to effectively integrate the Nubiola business, and achieve the expected synergies, as well as the acquisition being accretive and Ferro achieving the expected return on invested capital;

•	Ferro’s ability to successfully introduce new products or enter into new growth markets;
•	demand in the industries into which Ferro sells its products being unpredictable, cyclical, or heavily influenced by consumer spending;
•	Ferro’s ability to successfully implement and/or administer its cost-saving initiatives, including its restructuring programs, and to produce the desired results;
•	currency conversion rates and economic, social, regulatory, and political conditions around the world;
•	restrictive covenants in the Company’s credit facilities could affect its strategic initiatives and liquidity;
•	Ferro’s ability to access capital markets, borrowings, or financial transactions;
•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;
•	the impact of interruption, damage to, failure, or compromise of the Company’s information systems;
•	the availability of reliable sources of energy and raw materials at a reasonable cost;
•	Ferro’s presence in certain geographic regions, including Latin America and Asia-Pacific, where it can be difficult to compete lawfully;
•	increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety and the environment;
•	sale of products into highly regulated industries;

•	limited or no redundancy for certain of the Company’s manufacturing facilities and possible interruption of operations at those facilities;
•	competitive factors, including intense price competition;
•	Ferro’s ability to protect its intellectual property or to successfully resolve claims of infringement brought against it;
•	the impact of operating hazards and investments made in order to meet stringent environmental, health and safety regulations;
•	management of Ferro’s general and administrative expenses;
•	Ferro’s multi-jurisdictional tax structure;
•	the impact of the Company’s performance on its ability to utilize significant deferred tax assets;
•	the effectiveness of strategies to increase Ferro’s return on invested capital, and the short-term impact acquisitions may have on return on invested capital;
•	stringent labor and employment laws and relationships with the Company’s employees;
•	the impact of requirements to fund employee benefit costs, especially post-retirement costs;
•	implementation of new business processes and information systems, including the outsourcing of functions to third parties;
•	exposure to lawsuits in the normal course of business;
•	risks and uncertainties associated with intangible assets;
•	Ferro’s borrowing costs could be affected adversely by interest rate increases;
•	liens on the Company’s assets by its lenders affect its ability to dispose of property and businesses;
•	Ferro may not pay dividends on its common stock in the foreseeable future; and
•	other factors affecting the Company’s business that are beyond its control, including disasters, accidents and governmental actions.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information, or circumstances that arise after the date of this release. Additional information regarding these risks can be found in our Annual Report on Form 10-K for the period ended December 31, 2014.

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Investor Contact:

John Bingle

Treasurer and Director, Investor Relations
216-875-5411

john.bingle@ferro.com

Media Contact:
Mary Abood
Director, Corporate Communications

216-875-5401

mary.abood@ferro.com